Exhibit 10.56
Amendment to
BearingPoint, Inc. Performance Share Unit Award Agreement
          In accordance with the Sections 12 and 19 of the BearingPoint, Inc. Performance Share Unit Award Agreement (the “Agreement”), the Compensation Committee of the Board of Directors of BearingPoint, Inc. hereby amends the Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and related regulations or Treasury pronouncements (collectively, “Section 409A”). This amendment shall apply to all previously awarded and outstanding Performance Share Unit Awards which amendment shall be incorporated as “Exhibit A” to the Agreement (the “Amendment”) and shall become effective upon the close of business on December 31, 2008.
     1. Section 4(c) of the Agreement shall be amended by adding the following sentence at the end of section: “Notwithstanding the foregoing, in no event shall the Settlement Date be a date later than December 31 of the calendar year in which an installment payment is scheduled to be paid.”
     2. Section 5(a) is amended by deleting the second sentence thereof.
     3. Section 5(e) shall be replaced with the following paragraph:
Upon the Award Recipient’s termination by the Company due to Death or Disability prior to December 31, 2009, but after December 31, 2007, the Committee shall determine the level of vesting of the Award Recipient’s Performance Share Units under Section 3(b), provided that the conditions of 3(a) have been met, for all completed fiscal years during the Performance Period prior to the Award Recipient’s termination due to Death or Disability. A pro rata portion of the vested percentage of Performance Share Units shall be determined based on the number of completed months (including the month of termination) during the Performance Period prior to the date of the Award Recipient’s Death or Disability. Amounts vested due to Death shall be paid within 30 days of the Committee’s determination that the Performance Measures were achieved for the year of the Award Recipient’s Death but in no event later than the December 31 of the year following the year of Award Recipient’s Death. Amounts vested due to Award Recipient’s Disability shall be settled at the times provided in Section 4(c).
     4. Sections 7(c) and 7(d) shall be eliminated and Section 7(b) shall be replaced with the following paragraph:
General. In the event of a Change in Control, the Consolidated Business Unit Contribution Performance Measure set forth in Section 3(a) shall be waived. In the event of a Change in Control constituting (1) a sale or transfer of all or substantially all of the assets of the Company on a consolidated basis in any transaction or series of related transactions to a single Person, or (2) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization the Company’s outstanding equity (on a fully diluted basis) either (i) having the ordinary voting power to elect a majority of the members of the Company’s board of directors to be elected by the holders of Common Stock and any other class which votes together with the Common Stock as a single class or (ii) representing at least 50% of the equity value of the Company as reasonably determined by the Company’s board of directors, the Performance Units shall remain outstanding on their original terms and the Company or Acquiring Entity, as applicable, shall remain responsible for the settlement of vested Performance Share Units in accordance with the existing terms and conditions of the Performance Share Units.
     Notwithstanding the foregoing or any other provision of this Agreement or the Plan, in the event of a Change in Control constituting a sale or transfer of all or substantially all of the assets of the Company on a consolidated basis in any transaction or series of related transactions to two or more unaffiliated Persons wherein the Company continues in existence after such Change in Control and actively continues the conduct of its ongoing business, the Consolidated Business Unit Contribution Performance Measure set forth in Section 3(a) shall not be waived, the Performance Share Units shall remain outstanding on their original terms and the Company shall remain responsible for the settlement of vested Performance Share Units in accordance with the existing terms and conditions of the Performance Share Units. If the Performance Share Units shall remain outstanding and remain the responsibility of the Company after the occurrence of any such Change in Control and, as a result of such Change in Control, the Company shall cease to own, immediately following such Change in Control, total assets equal to at least 50% of the total assets of the Company immediately prior to the transaction that resulted in such Change in Control, the Performance Share Units shall immediately become 100% vested and nonforfeitable effective as of the date of such change in total assets, and valued based on Company relative TSR performance as of that date.
In the case of a Change in Control, any vested Performance Share Units shall be settled by the Company or Acquiring Entity, as applicable, on the date determined in accordance with Section 4(c), or if earlier (1) upon the occurrence of a Change in Control which also constitutes a “change in ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Section 409A, or (2) upon the Plan’s termination and liquidation in accordance with U.S. Treasury Regulation Section 1.409A-3(j)(4)(ix).
     5. Section 19 shall be amended by adding the following paragraphs before the paragraph:
Section 409A Compliance.
This Agreement is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

BearingPoint shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.
Notwithstanding any provision of this Agreement to the contrary, if the Award Recipient is a “specified employee” within the meaning of Section 409A as of the date of the Award Recipient’s termination of employment and BearingPoint determines, in good faith, that immediate payment of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Agreement upon the Award Recipient’s “separation from service” within the meaning of Section 409A which
(i)	are subject to the provisions of Section 409A;

(ii)	are not otherwise excluded under Section 409A; and

(iii)	would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of Award Recipient’s death.
For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
     6. Adjustment or Amendment.
Notwithstanding anything in the Agreement or in the Plan to the contrary, no adjustment or substitution pursuant to Section 7.7 of the Plan and no amendment to the Agreement pursuant to Section 7.2 of the Plan or Section 10 of the Agreement, as applicable, shall be made in a manner that results in noncompliance with the requirements of Section 409A. The foregoing rule shall apply to the extent a Performance Share Award is subject to Section 409A or to the extent a Performance Share Award becomes subject to Section 409A as a result of the adjustment, substitution or amendment described herein.

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